UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2007

Telecomunicaciones de Puerto Rico, Inc.

(Exact name of registrant as specified in its charter)

Commonwealth of Puerto Rico	333-85503	66-0566178
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1515 F.D. Roosevelt Avenue

Guaynabo, Puerto Rico

787-792-6052

(Address of principal executive offices and telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors and Appointment of Directors.

On April 13, 2007, Aldo Figueroa, Héctor Houssay and Alfredo Salazar resigned as directors of the Board of Directors (the “Board”) of Telecomunicaciones de Puerto Rico, Inc. (the “Company”). On April 13, 2007, the number of directors on the Board was fixed at nine directors and the following directors were appointed to the Board by the sole shareholder of the Company to fill the existing vacancies: Alejandro Cantú Jiménez, Carlos Jose Garcia Moreno Elizondo, Hector Lafitte and Guillermo Martinez. Each of Alejandro Cantú Jiménez and Carlos Jose Garcia Moreno Elizondo are employees of América Móvil, S.A.B de C.V. (“América Móvil”), and were appointed to the Board following the completion of the previously announced acquisition by an affiliate of América Móvil of 100% of the equity interests of the Company (the “Transaction”). Each of Hector Lafitte and Guillermo Martinez are independent directors who were appointed to the Board to, among other things, comply with the terms of the Security Agreement (as defined below).

In addition, on April 13, 2007, the Board established a Security Committee (the “Security Committee”) of the Board in accordance with the terms of that certain Security Agreement by and among América Móvil, on behalf of itself and its subsidiaries through which it holds its interest in the Company, and the Company, on the one hand, and the U.S. Department of Justice and the U.S. Department of Homeland Security, on the other hand (the “Security Agreement”). The Security Agreement was entered into in connection with the consummation of the Transaction.

On April 13, 2007, the Board appointed Héctor Lafitte and Guillermo Martínez to serve as members of the Security Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 19, 2007

TELECOMUNICACIONES DE PUERTO RICO, INC.

By:	/S/ HECTOR HOUSSAY
Name:	Hector Houssay
Title:	Chief Financial Officer